Exhibit 99.2

Item 8.  Financial Statements and Supplementary Data

Index to consolidated financial statements of H&E Equipment Services, Inc. and Subsidiaries

See note 16 to the consolidated financial statements for summarized quarterly financial data.

Report of Independent Registered Public Accounting Firm

Board of Directors and Stockholders

H&E Equipment Services, Inc.

Baton Rouge, Louisiana

We have audited the accompanying consolidated balance sheets of H&E Equipment Services, Inc. and subsidiaries as of December 31, 2011 and 2010 and the related consolidated statements of operations, stockholders’ equity, and cash flows for each of the three years in the period ended December 31, 2011. In connection with our audits of the financial statements, we have also audited the financial statement schedule listed in Item 15(a) (2) of this annual report on Form 10-K. These financial statements and schedule are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements and schedule based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements and schedule. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of H&E Equipment Services, Inc. and subsidiaries at December 31, 2011 and 2010, and the results of its operations and their cash flows for each of the three years in the period ended December 31, 2011, in conformity with accounting principles generally accepted in the United States of America.

Also, in our opinion, the financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, present fairly, in all material respects, the information set forth therein.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), H&E Equipment Services, Inc.’s internal control over financial reporting as of December 31, 2011, based on criteria established in Internal Control – Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO) and our report dated March 2, 2012 expressed an unqualified opinion thereon.

/s/ BDO USA, LLP

Dallas, Texas

March 2, 2012

H&E EQUIPMENT SERVICES, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

AS OF DECEMBER 31,

	2011	2010
	(Amounts in thousands, except share amounts)
Assets
Cash	$24,215	$29,149
Receivables, net of allowance for doubtful accounts of $5,581 and $6,004, respectively	105,339	99,139
Inventories, net of reserves for obsolescence of $861 and $1,105, respectively	65,151	72,156
Prepaid expenses and other assets	5,223	8,679
Rental equipment, net of accumulated depreciation of $281,493 and $254,662, respectively	450,877	426,637
Property and equipment, net of accumulated depreciation and amortization of $62,050 and $53,941, respectively	62,775	57,186
Deferred financing costs, net of accumulated amortization of $11,844 and $10,456, respectively	5,640	7,027
Intangible assets, net of accumulated amortization of $722 and $3,050, respectively	66	429
Goodwill	34,019	34,019

Total assets	$753,305	$734,421

Liabilities and Stockholders’ Equity
Liabilities:
Amounts due on senior secured credit facility	$16,055	$—
Accounts payable	63,006	58,437
Manufacturer flooring plans payable	58,318	75,058
Accrued expenses payable and other liabilities	38,490	35,999
Senior unsecured notes	250,000	250,000
Capital leases payable	2,605	2,754
Deferred income taxes	58,616	55,919
Deferred compensation payable	2,008	2,004

Total liabilities	489,098	480,171

Commitments and Contingencies (Note 12)
Stockholders’ equity:
Preferred stock, $0.01 par value, 25,000,000 shares authorized; no shares issued	—	—
Common stock, $0.01 par value, 175,000,000 shares authorized; 38,808,941 and 38,699,666 shares issued at December 31, 2011 and 2010, respectively, and 35,084,737 and 35,029,804 shares outstanding at December 31, 2011 and 2010, respectively	387	386
Additional paid-in capital	210,695	209,111
Treasury stock at cost, 3,724,204 and 3,669,862 shares of common stock held at December 31, 2011 and 2010, respectively	(56,884)	(56,330)
Retained earnings	110,009	101,083

Total stockholders’ equity	264,207	254,250

Total liabilities and stockholders’ equity	$753,305	$734,421

The accompanying notes are an integral part of these consolidated statements.

H&E EQUIPMENT SERVICES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

FOR THE YEARS ENDED DECEMBER 31,

	2011	2010	2009
	(Amounts in thousands, except per share amounts)
Revenues:
Equipment rentals	$228,038	$177,970	$191,512
New equipment sales	220,211	167,303	208,916
Used equipment sales	85,347	62,286	86,982
Parts sales	94,511	86,686	100,500
Services revenues	53,954	49,629	58,730
Other	38,490	30,280	33,092

Total revenues	720,551	574,154	679,732

Cost of revenues:
Rental depreciation	86,781	78,583	87,902
Rental expense	46,599	40,194	42,086
New equipment sales	196,152	150,665	183,885
Used equipment sales	65,042	48,269	70,305
Parts sales	69,222	63,902	72,786
Services revenues	21,024	18,751	21,825
Other	43,028	37,851	35,445

Total cost of revenues	527,848	438,215	514,234

Gross profit	192,703	135,939	165,498
Selling, general and administrative expenses	153,354	148,277	144,460
Impairment of goodwill and intangible assets	—	—	8,972
Gain from sales of property and equipment, net	793	443	533

Income (loss) from operations	40,142	(11,895)	12,599

Other income (expense):
Interest expense	(28,727)	(29,076)	(31,339)
Other, net	726	591	619

Total other expense, net	(28,001)	(28,485)	(30,720)

Income (loss) before provision (benefit) for income taxes	12,141	(40,380)	(18,121)
Provision (benefit) for income taxes	3,215	(14,920)	(6,178)

Net income (loss)	$8,926	$(25,460)	$(11,943)

Net income (loss) per common share:
Basic	$0.26	$(0.73)	$(0.35)

Diluted	$0.26	$(0.73)	$(0.35)

Weighted average common shares outstanding:
Basic	34,759	34,668	34,607

Diluted	34,887	34,668	34,607

The accompanying notes are an integral part of these consolidated statements.

H&E EQUIPMENT SERVICES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

FOR THE YEARS ENDED DECEMBER 31, 2011, 2010 AND 2009

(Amounts in thousands, except share amounts)

	Common Stock
	Shares Issued	Amount	Additional Paid-in Capital	Treasury Stock	Retained Earnings	Total Stockholders’ Equity
Balances at December 31, 2008	38,287,848	$383	$207,346	$(56,008)	$138,486	$290,207
Stock-based compensation	—	—	726	—	—	726
Surrendered restricted common stock	—	—	—	(110)	—	(110)
Issuance of non-vested restricted common stock	237,840	2	—	—	—	2
Net loss	—	—	—	—	(11,943)	(11,943)

Balances at December 31, 2009	38,525,688	385	208,072	(56,118)	126,543	278,882
Stock-based compensation	—	—	1,039	—	—	1,039
Issuance of non-vested restricted common stock	173,978	1	—	—	—	1
Repurchases of 23,157 shares of restricted common stock	—	—	—	(212)	—	(212)
Net loss	—	—	—	—	(25,460)	(25,460)

Balances at December 31, 2010	38,699,666	386	209,111	(56,330)	101,083	254,250
Stock-based compensation	—	—	1,327	—	—	1,327
Tax benefits associated with stock-based awards	—	—	257	—	—	257
Issuance of non-vested restricted common stock	109,275	1	—	—	—	1
Repurchases of 42,016 shares of restricted common stock	—	—	—	(554)	—	(554)
Net income	—	—	—	—	8,926	8,926

Balances at December 31, 2011	38,808,941	$387	$210,695	$(56,884)	$110,009	$264,207

The accompanying notes are an integral part of these consolidated statements.

H&E EQUIPMENT SERVICES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

FOR THE YEARS ENDED DECEMBER 31,

	2011	2010	2009
	(Amounts in thousands)
Cash flows from operating activities:
Net income (loss)	$8,926	$(25,460)	$(11,943)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization of property and equipment	12,255	13,124	10,800
Depreciation of rental equipment	86,781	78,583	87,902
Amortization of deferred financing costs	1,388	1,406	1,419
Amortization of intangible assets	362	559	591
Provision for losses on accounts receivable	3,182	3,164	3,246
Provision for inventory obsolescence	210	315	48
Provision for deferred income taxes	2,697	(13,227)	(5,963)
Stock-based compensation expense	1,327	1,039	726
Impairment of goodwill and intangible assets	—	—	8,972
Gain from sales of property and equipment, net	(793)	(443)	(533)
Gain from sales of rental equipment, net	(18,788)	(12,931)	(15,676)
Changes in operating assets and liabilities, net of impact of acquisitions:
Receivables, net	(9,382)	(30,302)	75,046
Inventories, net	(21,561)	(6,762)	23,182
Prepaid expenses and other assets	3,457	(1,680)	4,722
Accounts payable	4,569	29,571	(64,801)
Manufacturer flooring plans payable	(16,740)	(17,810)	(34,822)
Accrued expenses payable and other liabilities	2,491	(1,271)	(9,930)
Deferred compensation payable	4	63	(85)

Net cash provided by operating activities	60,385	17,938	72,901

Cash flows from investing activities:
Purchases of property and equipment	(18,433)	(4,652)	(19,395)
Purchases of rental equipment	(127,235)	(73,249)	(15,121)
Proceeds from sales of property and equipment	1,382	587	1,448
Proceeds from sales of rental equipment	63,358	47,645	70,968

Net cash provided by (used in) investing activities	(80,928)	(29,669)	37,900

Cash flows from financing activities:
Excess tax benefit (deficiency) from stock-based awards	257	—	—
Purchases of treasury stock	(554)	(212)	(110)
Borrowings on senior secured credit facility	557,884	—	536,311
Payments on senior secured credit facility	(541,829)	—	(612,633)
Payments of deferred financing costs	—	(2,888)	—
Payments of related party obligation	—	—	(150)
Payments of capital lease obligations	(149)	(140)	(131)
Principal payments on note payable	—	(1,216)	(18)

Net cash provided by (used in) financing activities	15,609	(4,456)	(76,731)

Net increase (decrease) in cash	(4,934)	(16,187)	34,070
Cash, beginning of year	29,149	45,336	11,266

Cash, end of year	$24,215	$29,149	$45,336

The accompanying notes are an integral part of these consolidated statements.

H&E EQUIPMENT SERVICES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS (Continued)

FOR THE YEARS ENDED DECEMBER 31,

	2011	2010	2009
	(Amounts in thousands)
Supplemental schedule of non-cash investing and financing activities:
Non-cash asset purchases:
Assets transferred from new and used inventory to rental fleet	$28,356	$29,278	$11,023
Supplemental disclosures of cash flow information:
Cash paid during the year for:
Interest	$27,345	$27,603	$30,110
Income taxes, net of refunds received	$(1,694)	$(149)	$(567)

H&E EQUIPMENT SERVICES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(1)    Organization and Nature of Operations

Organization

In connection with our initial public offering of common stock in February 2006, we converted H&E Equipment Services L.L.C. (“H&E LLC”), a Louisiana limited liability company and the wholly-owned operating subsidiary of H&E Holding L.L.C. (“Holdings”), into H&E Equipment Services, Inc., a Delaware corporation. Prior to our initial public offering, our business was conducted through H&E LLC. In order to have an operating Delaware corporation as the issuer of our initial public offering, immediately prior to the closing of the initial public offering, on February 3, 2006, H&E LLC and Holdings merged with and into us (H&E Equipment Services, Inc.), with us surviving the reincorporation merger as the operating company. Effective February 3, 2006, H&E LLC and Holdings no longer existed under operation of law pursuant to the reincorporation merger. In these transactions (collectively, the “Reorganization Transactions”), holders of preferred limited liability company interests and holders of common limited liability company interests in Holdings received shares of our common stock.

Nature of Operations

As one of the largest integrated equipment services companies in the United States focused on heavy construction and industrial equipment, we rent, sell and provide parts and service support for four core categories of specialized equipment: (1) hi-lift or aerial work platform equipment; (2) cranes; (3) earthmoving equipment; and (4) industrial lift trucks. By providing equipment sales, rental, on-site parts, and repair and maintenance functions under one roof, we are a one-stop provider for our customers’ varied equipment needs. This full-service approach provides us with multiple points of customer contact, enables us to maintain a high quality rental fleet, as well as an effective distribution channel for fleet disposal and provides cross-selling opportunities among our new and used equipment sales, rental, parts sales and service operations.

(2)    Summary of Significant Accounting Policies

Principles of Consolidation and Basis of Presentation

Our consolidated financial statements include the financial position and results of operations of H&E Equipment Services, Inc. and its wholly-owned subsidiaries H&E Finance Corp., GNE Investments, Inc., Great Northern Equipment, Inc., H&E California Holdings, Inc., H&E Equipment Services (California) LLC and H&E Equipment Services (Mid-Atlantic), Inc., collectively referred to herein as “we” or “us” or “our” or the “Company.”

All significant intercompany accounts and transactions have been eliminated in these consolidated financial statements. Business combinations are included in the consolidated financial statements from their respective dates of acquisition.

The nature of our business is such that short-term obligations are typically met by cash flows generated from long-term assets. Consequently, and consistent with industry practice, the accompanying consolidated balance sheets are presented on an unclassified basis.

Use of Estimates

We prepare our consolidated financial statements in accordance with accounting principles generally accepted in the United States of America, which requires management to use its judgment to make estimates and assumptions that affect the reported amounts of assets and liabilities and related disclosures at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reported period. These assumptions and estimates could have a material effect on our consolidated financial statements. Actual results may differ materially from those estimates. We review our estimates on an ongoing basis based on information currently available, and changes in facts and circumstances may cause us to revise these estimates.

H&E EQUIPMENT SERVICES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Revenue Recognition

In Staff Accounting Bulletin No. 104 (“SAB 104”), the SEC Staff believes that revenue generally is realized or realizable and earned when all of the following criteria are met: (1) persuasive evidence of an arrangement exist; (2) delivery has occurred or services have been rendered; (3) the seller’s price to the buyer is fixed or determinable; and (4) collectibility is reasonably assured. Consistent with SAB 104, our policy recognizes revenue from equipment rentals in the period earned on a straight-line basis, over the contract term, regardless of the timing of the billing to customers. A rental contract term can be daily, weekly or monthly. Because the term of the contracts can extend across multiple financial reporting periods, we record unbilled rental revenue and deferred revenue at the end of reporting periods so that rental revenues earned are appropriately stated in the periods presented. Revenue from the sale of new and used equipment and parts is recognized at the time of delivery to, or pick-up by, the customer and when all obligations under the sales contract have been fulfilled, risk of ownership has been transferred and collectibility is reasonably assured. Services revenue is recognized at the time the services are rendered. Other revenues consist primarily of billings to customers for rental equipment delivery and damage waiver charges and are recognized at the time an invoice is generated and after the service has been provided.

Inventories

New and used equipment inventories are stated at the lower of cost or market, with cost determined by specific-identification. Inventories of parts and supplies are stated at the lower of the average cost or market.

Long-lived Assets, Goodwill and Intangible Assets

Rental Equipment

The rental equipment we purchase is stated at cost and is depreciated over the estimated useful lives of the equipment using the straight-line method. Estimated useful lives vary based upon type of equipment. Generally, we depreciate cranes and aerial work platforms over a ten year estimated useful life, earthmoving equipment over a five year estimated useful life with a 25% salvage value, and industrial lift trucks over a seven year estimated useful life. Attachments and other smaller type equipment are depreciated generally over a three year estimated useful life. We periodically evaluate the appropriateness of remaining depreciable lives and any salvage value assigned to rental equipment.

Ordinary repair and maintenance costs and property taxes are charged to operations as incurred. However, expenditures for additions or improvements that significantly extend the useful life of the asset are capitalized in the period incurred. When rental equipment is sold or disposed of, the related cost and accumulated depreciation are removed from the respective accounts and any gains or losses are included in income. We receive individual offers for fleet on a continual basis, at which time we perform an analysis on whether or not to accept the offer. The rental equipment is not transferred to inventory under the held for sale model as the equipment is used to generate revenues until the equipment is sold.

Property and Equipment

Property and equipment are recorded at cost and are depreciated over the assets’ estimated useful lives using the straight-line method. Ordinary repair and maintenance costs are charged to operations as incurred. However, expenditures for additions or improvements that significantly extend the useful life of the asset are capitalized in the period incurred. At the time assets are sold or disposed of, the cost and accumulated depreciation are removed from their respective accounts and the related gains or losses are reflected in income.

We capitalize interest on qualified construction projects. Costs associated with internally developed software are accounted for in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 350-40, Internal-Use Software (“ASC 350-40”), which provides guidance for the treatment of costs associated with computer software development and defines the types of costs to be capitalized and those to be expensed.

H&E EQUIPMENT SERVICES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

We periodically evaluate the appropriateness of remaining depreciable lives assigned to property and equipment. Leasehold improvements are amortized using the straight-line method over their estimated useful lives or the remaining term of the lease, whichever is shorter. Generally, we assign the following estimated useful lives to these categories:

Category	Estimated Useful Life
Transportation equipment	5 years
Buildings	39 years
Office equipment	5 years
Computer equipment	3 years
Machinery and equipment	7 years

In accordance with ASC 360, Property, Plant and Equipment (“ASC 360”), when events or changes in circumstances indicate that the carrying amount of our rental fleet and property and equipment might not be recoverable, the expected future undiscounted cash flows from the assets are estimated and compared with the carrying amount of the assets. If the sum of the estimated undiscounted cash flows is less than the carrying amount of the assets, an impairment loss is recorded. The impairment loss is measured by comparing the fair value of the assets with their carrying amounts. Fair value is determined based on discounted cash flows or appraised values, as appropriate. We did not record any impairment losses related to our rental equipment or property and equipment during 2011, 2010 or 2009.

Goodwill

We have made acquisitions in the past that included the recognition of goodwill, which was determined based upon previous accounting principles. Pursuant to ASC 350, Intangibles-Goodwill and Other (“ASC 350”), effective January 1, 2009, goodwill is recorded as the excess of the consideration transferred plus the fair value of any non-controlling interest in the acquiree at the acquisition date over the fair value of any non-controlling interest in the acquiree at the acquisition date over the fair values of the identifiable net assets acquired.

We evaluate goodwill for impairment at least annually, or more frequently if triggering events occur or other impairment indicators arise which might impair recoverability. Impairment of goodwill is evaluated at the reporting unit level. A reporting unit is defined as an operating segment (i.e. before aggregation or combination), or one level below an operating segment (i.e. a component). A component of an operating segment is a reporting unit if the component constitutes a business for which discrete financial information is available and segment management regularly reviews the operating results of that component. We have identified two components within our Rental operating segment and have determined that each of our other operating segments (New, Used, Parts and Service) represent a reporting unit, resulting in six total reporting units.

In September 2011, the FASB issued ASU 2011-08, Intangibles-Goodwill and Other (Topic 350)-Testing Goodwill for Impairment (“ASU 2011-08”), to allow entities to first use a qualitative approach to test goodwill for impairment. ASU 2011-08 permits an entity to first perform a qualitative assessment to determine whether it is more likely than not ( a likelihood of greater than 50%) that the fair value of a reporting unit is less than its carrying value. If it is concluded that this is the case, the currently prescribed two-step goodwill test must be performed. Otherwise, the two-step goodwill impairment test is not required. We adopted ASU 2011-08 in conjunction with our annual impairment test as of October 1, 2011. As a result of our adoption of this guidance, we performed a qualitative assessment and determined that it is more likely than not that the fair value of our reporting units exceed their respective carrying values at the October 1, 2011 valuation date and, therefore, did not perform the prescribed two-step goodwill impairment test. We considered various factors in performing the qualitative test, including macroeconomic conditions, industry and market considerations, the overall financial performance of our reporting units, the Company’s stock price and the excess amount or “cushion” between our reporting unit’s fair value and carrying value as indicated on our most recent quantitative assessment.

H&E EQUIPMENT SERVICES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Based upon improving macroeconomic conditions and positive trends within our industry and market, combined with recent positive operating results in comparison to prior periods and our internal forecasts, and with consideration of the cushion between the reporting unit’s fair value and carrying value from our most recent quantitative analysis, we determined that it is more likely than not that the fair value of our reporting units exceeds their respective carrying values at the October 1, 2011 valuation date and there was no goodwill impairment at October 1, 2011.

To determine if any of our reporting units are impaired under the prescribed two-step goodwill test, we must determine whether the fair value of each of our reporting units is greater than their respective carrying value. If the fair value of a reporting unit is less than its carrying value, then the implied fair value of goodwill must be calculated and compared to its carrying value to measure the amount of impairment. The implied fair value of goodwill is calculated by allocating the fair value of the reporting unit to all assets and liabilities of that unit (including any unrecognized intangible assets) as if the reporting unit had been acquired in a business combination (purchase price allocation). The excess of the fair value of the reporting unit over the amounts assigned is the implied fair value of goodwill. If the carrying amount of the goodwill exceeds the implied fair value of goodwill, an impairment loss is recognized for the excess amount.

We determine the fair value of our reporting units using a discounted cash flow analysis or by applying various market multiples or a combination thereof. As a result of our annual goodwill impairment test as of October 1, 2009, we determined that the goodwill associated with our Equipment Rentals Component 1 reporting unit was impaired and recorded a $9.0 million, or $5.5 million after tax, non-cash goodwill impairment charge The impairment charges are largely due to worsening macroeconomic conditions in 2009. The impairments also reflect a decrease in projected cash flows as of the impairment testing date. The impairment charge was a non-cash item and did not affect our cash flows, liquidity or borrowing capacity under our senior credit facility, and the charge is excluded from our financial results in evaluating our financial covenant under the senior secured credit facility.

There were no changes in the carrying amount of goodwill for our reporting units for the years ended December 31, 2011 and 2010.

Intangible Assets

Our intangible assets are comprised of the intangible assets that we acquired in the September 1, 2007 Burress Acquisition. Specifically, we recognized intangible assets for (i) non-compete agreements; (ii) tradenames; and (iii) customer relationships. At December 31, 2011, the tradename and customer relationships intangible assets were fully amortized. The net carrying amount our our non-compete agreements intangible asset as of December 31, 2011 was approximately $66,000 and will be fully amortized during our fiscal year ending December 31, 2012.

The intangible asset related to various non-compete agreements are amortized on a straight-line basis with estimated useful lives ranging from three to five years from the date of the Burress Acquisition. The straight-line method of amortization of these intangible assets reflects an appropriate allocation of the costs of these intangible assets to earnings in proportion to the amount of economic benefits obtained in each reporting period.

Intangible assets are tested for impairment whenever events or circumstances indicate that the carrying amount of an asset may not be recoverable. An impairment loss would be recognized when the carrying amount of the asset exceeds the estimated undiscounted future cash flows expected to result from the use of the asset and its eventual disposition. The impairment loss to be recorded would be the excess of the asset’s carrying value over its fair value. Fair value is generally determined using a discounted cash flow analysis or other valuation technique.

H&E EQUIPMENT SERVICES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

There were no impairment charges to our intangible assets for the years ended December 31, 2011, 2010 or 2009. Total amortization expense for the years ended December 31, 2011, 2010, 2009 totaled $0.4 million, $0.6 million, and $0.6 million, respectively.

Closed Branch Facility Charges

We continuously monitor and identify branch facilities with revenues and operating margins that consistently fall below Company performance standards. Once identified, we continue to monitor these branches to determine if operating performance can be improved or if the performance is attributable to economic factors unique to the particular market with unfavorable long-term prospects. If necessary, branches with unfavorable long-term prospects are closed and the rental fleet and new and used equipment inventories are deployed to more profitable branches within our geographic footprint where demand is higher.

As a result of the downturn in construction and industrial activities and its impact on our business, we closed or consolidated four branches during the year ended December 31, 2009, one branch during 2010 and three branches during 2011 in markets where long-term prospects did not support continued operations. Under ASC 420, Exit or Disposal Cost Obligations (“ASC 420”), exit costs include, but are not limited to, the following: (a) one-time termination benefits; (b) contract termination costs, including costs that will continue to be incurred under operating leases that have no future economic benefit; and (c) other associated costs. A liability for costs associated with an exit or disposal activity is recognized and measured at its fair value in the period in which the liability is incurred, except for one-time termination benefits that are incurred over time. Although we do not expect to incur material charges related to branch closures, additional charges are possible to the extent that actual future settlements differ from our estimates of such costs. Costs incurred for the closed branches in 2009, 2010 and 2011 did not have a material impact on the Company’s consolidated financial statements. As of the date of this Annual Report on Form 10-K, the Company has not identified any other branch facilities with a more than likely probability of closing where the associated costs pursuant to ASC 420 are expected to be material.

Deferred Financing Costs and Initial Purchasers’ Discounts

Deferred financing costs include underwriting, legal, accounting and other direct costs incurred in connection with the issuance, and amendments thereto, of the Company’s debt. These costs are amortized over the terms of the related debt using the straight-line method which approximates amortization using the effective interest method. The amortization expense of deferred financing costs and accretion of initial purchasers’ discounts is included in interest expense as an overall cost of the related financings. As further described in note 9 to the consolidated financial statements, we incurred approximately $2.9 million in transaction costs related to the 2010 amendment and restatement of our Senior Secured Credit Facility.

Reserves for Claims

We are exposed to various claims relating to our business, including those for which we provide self-insurance. Claims for which we self-insure include: (1) workers compensation claims; (2) general liability claims by third parties for injury or property damage caused by our equipment or personnel; (3) automobile liability claims; and (4) employee health insurance claims. These types of claims may take a substantial amount of time to resolve and, accordingly, the ultimate liability associated with a particular claim, including claims incurred but not reported as of a period-end reporting date, may not be known for an extended period of time. Our methodology for developing self-insurance reserves is based on management estimates and independent third party actuarial estimates. Our estimation process considers, among other matters, the cost of known claims over time, cost inflation and incurred but not reported claims. These estimates may change based on, among other things, changes in our claim history or receipt of additional information relevant to assessing the claims. Further, these estimates may prove to be inaccurate due to factors such as adverse judicial determinations or other claim settlements at higher than estimated amounts. Accordingly, we may be required to increase or decrease our reserve levels. At December 31, 2011, our claims reserves related to workers compensation, general liability and automobile liability, which are included in “Accrued expenses and other liabilities” in our consolidated balance sheets, totaled $2.9 million and our health insurance reserves totaled $1.2 million. At December 31, 2010, our claims reserves related to workers compensation, general liability and automobile liability totaled $2.8 million and our health insurance reserves totaled $1.6 million.

H&E EQUIPMENT SERVICES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Sales Taxes

We impose and collect significant amounts of sales taxes concurrent with our revenue-producing transactions with customers and remit those taxes to the various governmental agencies as prescribed by the taxing jurisdictions in which we operate. We present such taxes in our consolidated statements of operations on a net basis.

Advertising

Advertising costs are expensed as incurred and totaled $0.2 million, $0.6 million and $0.6 million for the years ended December 31, 2011, 2010 and 2009, respectively.

Shipping and Handling Fees and Costs

Shipping and handling fees billed to customers are recorded as revenues while the related shipping and handling costs are included in other cost of revenues.

Income Taxes

The Company files a consolidated federal income tax return with its wholly-owned subsidiaries. The Company is a C-Corporation under the provisions of the Internal Revenue Code. We utilize the asset and liability approach to measuring deferred tax assets and liabilities based on temporary differences existing at each balance sheet date using currently enacted tax rates in accordance with ASC 740. ASC 740 takes into account the differences between financial statement treatment and tax treatment of certain transactions. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect of a change in tax rate is recognized as income or expense in the period that includes the enactment date of that rate.

In accordance with ASC 740, the Company recognizes the effect of income tax positions only if those positions are more likely than not of being sustained. Recognized income tax provisions are measured at the largest amount that is greater than 50% likely of being realized. Changes in recognition or measurement are reflected in the period in which the change in judgment occurs. The Company recognizes both interest and penalties related to uncertain tax positions as part of the income tax provision.

Our deferred tax calculation requires management to make certain estimates about future operations. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized.

Fair Value of Financial Instruments

The carrying value of financial instruments reported in the accompanying consolidated balance sheets for cash, accounts receivable, accounts payable and accrued expenses payable and other liabilities approximate fair value due to the immediate or short-term nature or maturity of these financial instruments. The fair value of our letter of credit is based on fees currently charged for similar agreements. The carrying amounts and fair values of our other financial instruments subject to fair value disclosures as of December 31, 2011 and 2010 are presented in the table below (amounts in thousands) and have been calculated based upon market quotes and present value calculations based on market rates.

H&E EQUIPMENT SERVICES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

	December 31, 2011
	Carrying Amount	Fair Value
Manufacturer flooring plans payable with interest computed at 5.38%	$58,318	$52,069
Senior unsecured notes with interest computed at 8.375%	250,000	252,500
Capital leases payable with interest computed at 5.929 to 9.55%	2,605	1,839
Letter of credit	—	192

	December 31, 2010
	Carrying Amount	Fair Value
Manufacturer flooring plans payable with interest computed at 7.00%	$75,058	$63,105
Senior unsecured notes with interest computed at 8.375%	250,000	251,250
Capital leases payable with interest computed at 5.929% to 9.55%	2,754	2,199
Letters of credit	—	216

Concentrations of Credit and Supplier Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist primarily of trade accounts receivable. Credit risk can be negatively impacted by adverse changes in the economy or by disruptions in the credit markets. However, we believe that credit risk with respect to trade accounts receivable is somewhat mitigated by our large number of geographically diverse customers and our credit evaluation procedures. Although generally no collateral is required, when feasible, mechanics’ liens are filed and personal guarantees are signed to protect the Company’s interests. We maintain reserves for potential losses.

We record trade accounts receivables at sales value and establish specific reserves for certain customer accounts identified as known collection problems due to insolvency, disputes or other collection issues. The amounts of the specific reserves estimated by management are based on the following assumptions and variables: the customer’s financial position, age of the customer’s receivables and changes in payment schedules. In addition to the specific reserves, management establishes a non-specific allowance for doubtful accounts by applying specific percentages to the different receivable aging categories (excluding the specifically reserved accounts). The percentage applied against the aging categories increases as the accounts become further past due. The allowance for doubtful accounts is charged with the write-off of uncollectible customer accounts.

We purchase a significant amount of equipment from the same manufacturers with whom we have distribution agreements. During the year ended December 31, 2011, we purchased approximately 64% from three manufacturers (Grove/Manitowoc, Komatsu, and Genie Industries (Terex)) providing our rental and sales equipment. We believe that while there are alternative sources of supply for the equipment we purchase in each of the principal product categories, termination of one or more of our relationships with any of our major suppliers of equipment could have a material adverse effect on our business, financial condition or results of operation if we were unable to obtain adequate or timely rental and sales equipment.

H&E EQUIPMENT SERVICES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Earnings (Loss) per Share

Earnings (loss) per common share for the years ended December 31, 2011, 2010 and 2009 are based on the weighted average number of common shares outstanding during the period. The effect of potentially dilutive securities that are anti-dilutive are not included in the computation of dilutive income (loss) per share. The following table sets forth the computation of basic and diluted net income (loss) per common share for the years ended December 31, (amounts in thousands, except per share amounts):

	2011	2010	2009
Basic net income (loss) per share:
Net income (loss)	$8,926	$(25,460)	$(11,943)
Weighted average number of common shares outstanding	34,759	34,668	34,607
Net income (loss) per common share — basic	$0.26	$(0.73)	$(0.35)

Diluted net income (loss) per share:
Net income (loss)	$8,926	$(25,460)	$(11,943)
Weighted average number of common shares outstanding	34,759	34,668	34,607
Effect of dilutive securities:
Effect of dilutive non-vested stock	128	—	—

Weighted average number of common shares outstanding — diluted	34,887	34,668	34,607
Net income (loss) per common share — diluted	$0.26	$(0.73)	$(0.35)

Common shares excluded from the denominator as anti-dilutive:
Stock options	51	51	51
Non-vested stock	—	330	279

Stock-Based Compensation

We adopted our 2006 Stock-Based Incentive Compensation Plan (the “Stock Incentive Plan”) in January 2006 prior to our initial public offering of common stock. The Stock Incentive Plan was further amended and restated with the approval of our stockholders at the 2006 annual meeting of the stockholders of the Company to provide for the inclusion of non-employee directors as persons eligible to receive awards under the Stock Incentive Plan. Prior to the adoption of the Stock Incentive Plan in January 2006, no share-based payment arrangements existed. The Stock Incentive Plan is administered by the Compensation Committee of our Board of Directors, which selects persons eligible to receive awards and determines the number of shares and/or options subject to each award, the terms, conditions, performance measures, if any, and other provisions of the award. Under the Stock Incentive Plan, we may offer deferred shares or restricted shares of our common stock and grant options, including both incentive stock options and nonqualified stock options, to purchase shares of our common stock. Shares available for future stock-based payment awards under our Stock Incentive Plan were 3,829,079 shares of common stock as of December 31, 2011.

We account for our stock-based compensation plan using the fair value recognition provisions of ASC 718, Stock Compensation (“ASC 718”). Under the provisions of ASC 718, stock-based compensation is measured at the grant date, based on the calculated fair value of the award, and is recognized as an expense over the requisite employee service period (generally the vesting period of the grant).

H&E EQUIPMENT SERVICES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Non-vested Stock

From time to time, we issue shares of non-vested stock typically with vesting terms of three years. The following table summarizes our non-vested stock activity for the years ended December 31, 2011 and 2010:

	Number of Shares	Weighted Average Grant Date Fair Value
Non-vested stock at January 1, 2010	279,223	$7.79
Granted	173,978	$9.54
Vested	(97,650)	$8.20
Forfeited	(25,614)	$8.18

Non-vested stock at December 31, 2010	329,937	$8.57
Granted	109,275	$14.46
Vested	(148,252)	$8.69
Forfeited	(12,326)	$9.54

Non-vested stock at December 31, 2011	278,634	$10.77

As of December 31, 2011, we had unrecognized compensation expense of approximately $2.0 million related to non-vested stock award payments that we expect to be recognized over a weighted average period of 2.0 years.

The following table summarizes compensation expense related to stock-based awards included in selling, general and administrative expenses in the accompanying consolidated statements of operations for the years ended December 31, (amounts in thousands):

	2011	2010	2009
Compensation expense	$1,328	$1,030	$669

We receive a tax deduction when non-vested stock vests at a higher value than the value used to recognize compensation expense at the date of grant. In accordance with ASC 718, we are required to report excess tax benefits from the award of equity instruments as financing cash flows. Excess tax benefits will be recorded when a deduction reported for tax return purposes for an award of equity instruments exceeds the cumulative compensation cost for the instruments recognized for financial reporting purposes.

Stock Options

No stock options were granted during 2011, 2010 or 2009. At December 31, 2011, we had no unrecognized compensation expense related to prior stock option awards.

The following table summarizes compensation expense related to stock-based awards included in selling, general and administrative expenses in the accompanying consolidated statements of operations for the years ended December 31, (amounts in thousands):

	2011	2010	2009
Compensation expense	$—	$9	$57

H&E EQUIPMENT SERVICES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

The following table represents stock option activity for the years ended December 31, 2011 and 2010:

	Number of Shares	Weighted Average Exercise Price	Weighted Average Contractual Life In Years
Outstanding options at January 1, 2010	51,000	$24.80
Granted	—	—
Exercised	—	—
Canceled, forfeited or expired	—	—

Outstanding options at December 31, 2010	51,000	$24.80	5.5
Granted	—	—
Exercised	—	—
Canceled, forfeited or expired	—	—

Outstanding options at December 31, 2011	51,000	$24.80	4.5

Options exercisable at December 31, 2011	51,000	$24.80	4.5

The closing price of our common stock on December 31, 2011 was $13.42. All options outstanding at December 31, 2011 have grant date fair values which exceed our December 31, 2011 closing stock price.

The following table summarizes non-vested stock option activity for the years ended December 31, 2011 and 2010:

	Number of Shares	Weighted Average Grant Date Fair Value
Non-vested stock options at January 1, 2010	2,000	$26.27
Granted	—	—
Vested	(2,000)	$26.27
Forfeited	—	—

Non-vested stock options at December 31, 2010	—	—
Granted	—	—
Vested	—	—
Forfeited	—	—

Non-vested stock options at December 31, 2011	—	—

We receive a tax deduction for stock option exercises during the period in which the options are exercised, generally for the excess of the price at which the stock is sold over the exercise price of the options.

Purchases of Company Common Stock

Purchases of our common stock are accounted for as treasury stock in the accompanying consolidated balance sheets using the cost method. Repurchased stock is included in authorized shares, but is not included in shares outstanding.

Segment Reporting

We have determined in accordance with ASC 280, Segment Reporting (“ASC 280”) that we have five reportable segments. We derive our revenues from five principal business activities: (1) equipment rentals; (2) new equipment sales; (3) used equipment sales; (4) parts sales; and (5) repair and maintenance services. These segments are based upon how we allocate resources and assess performance. See note 17 to the consolidated financial statements regarding our segment information.

H&E EQUIPMENT SERVICES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Recent Accounting Pronouncements

In October 2009, the FASB issued ASU 2009-13, Multiple-Deliverable Revenue Arrangements (amendments to ASC 605, Revenue Recognition) (“ASU 2009-13”). ASU 2009-13 addresses how to determine whether an arrangement involving multiple deliverables contains more than one unit of accounting and requires entities to allocate revenue in an arrangement containing more than one unit of accounting using estimated selling prices of the delivered goods and services based on a selling price hierarchy. The amendments eliminate the residual method of revenue allocation and require revenue to be allocated using the relative selling price method. We adopted the provisions of ASU 2009-13 effective January 1, 2011, and such adoption did not have a material impact on our consolidated financial statements.

In September 2011, the FASB issued ASU 2011-08, Intangibles—Goodwill and Other (Topic 350)—Testing Goodwill for Impairment (“ASU 2011-08”), to allow entities to first use a qualitative approach to test goodwill for impairment. ASU 2011-08 permits an entity to first perform a qualitative assessment to determine whether it is more likely than not (a likelihood of greater than 50%) that the fair value of a reporting unit is less than its carrying value. If it is concluded that this is the case, the currently prescribed two-step goodwill impairment test must be performed. Otherwise, the two-step goodwill impairment test is not required. Entities are not required to perform the qualitative assessment and are permitted to skip the qualitative assessment for any reporting unit in any period and proceed directly to Step 1 of the two-step goodwill impairment test. ASU 2011-08 is effective for us in fiscal 2012 and earlier adoption is permitted. We adopted ASU 2011-08 in conjunction with our annual impairment test as of October 1, 2011. As a result of our adoption of this guidance, we performed a qualitative assessment and determined that it is more likely than not that the fair value of a reporting unit is not less than its carrying value and therefore, did not perform the prescribed two-step goodwill impairment test. See also Critical Accounting Policies in Item 7-Management’s Discussion and Analysis of Financial Condition and Operating Results for further information on goodwill impairment testing.

In December 2010, the FASB issued updated accounting guidance related to the calculation of the carrying amount of a reporting unit when performing the first step of a goodwill impairment test. More specifically, this update requires an entity to use an equity premise when performing the first step of a goodwill impairment test and if a reporting unit has a zero or negative carrying amount, the entity must assess and consider qualitative factors and whether it is more likely than not that a goodwill impairment exists. The new accounting guidance became effective for us on January 1, 2011 for impairment tests performed during fiscal 2011. We adopted the new disclosures in conjunction with our annual impairment test as of October 1, 2011. As we currently do not have any reporting units with a zero or negative carrying amount, the application of this guidance did not have an impact on our consolidated financial statements.

(3)    Receivables

Receivables consisted of the following at December 31, (amounts in thousands):

	2011	2010
Trade receivables	$107,907	$100,357
Unbilled rental revenue	2,989	2,735
Income tax receivables	14	2,047
Other	10	4

	110,920	105,143
Less allowance for doubtful accounts	(5,581)	(6,004)

Total receivables, net	$105,339	$99,139

We charge off customer account balances when we have exhausted reasonable collection efforts and determined that the likelihood of collection is remote.

H&E EQUIPMENT SERVICES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(4)    Inventories

Inventories consisted of the following at December 31, (amounts in thousands):

	2011	2010
New equipment	$45,939	$50,586
Used equipment	6,633	6,954
Parts, supplies and other	12,579	14,616

Total inventories, net	$65,151	$72,156

The above amounts are net of reserves for inventory obsolescence at December 31, 2011 and 2010 totaling $0.9 million and $1.1 million, respectively.

(5)    Property and Equipment

Net property and equipment consisted of the following at December 31, (amounts in thousands):

	2011	2010
Land	$6,833	$5,947
Transportation equipment	43,303	38,356
Building and leasehold improvements	18,444	17,625
Office and computer equipment	39,095	37,280
Machinery and equipment	8,552	7,974
Property under capital leases	3,217	3,217
Construction in progress	5,381	728

	124,825	111,127
Less accumulated depreciation and amortization	(62,050)	(53,941)

Total net property and equipment	$62,775	$57,186

Total depreciation and amortization on property and equipment was $12.3 million, $13.1 million and $10.8 million for the years ended December 31, 2011, 2010 and 2009, respectively. Included in the office and computer equipment category above at December 31, 2011 and 2010 is approximately $26.9 million of capitalized costs, including $0.6 million, of capitalized interest, related to the implementation of our employee resource planning system. Unamortized computer software costs related to the new employee resource planning system at December 31, 2011 and 2010 was $19.1 million and $23.3 million, respectively, while related amortization expense in 2011 and 2010 totalled $3.8 million and $3.9 million, respectively. The employee resource planning system was substantially complete and ready for its intended use on or around January 19, 2010. Amounts of construction in progress at December 31, 2011 and 2010 represent costs incurred related to the construction of the Company’s new corporate office in Baton Rouge, Louisiana, which is expected to be completed during the third quarter of 2012. Interest costs capitalized for the year ended December 31, 2011 were $0.1 million. Total costs for the facility are expected to approximate $15 million.

(6)    Manufacturer Flooring Plans Payable

Manufacturer flooring plans payable are financing arrangements for inventory and rental equipment. The interest cost incurred on the manufacturer flooring plans ranged between 0% to the prime rate (3.25% at December 31, 2011) plus an applicable margin at December 31, 2011. Certain manufacturer flooring plans provide for a one to twelve-month reduced interest rate term or a deferred payment period. We recognize interest expense based on the effective interest method. We make payments in accordance with the original terms of the financing agreements. However, we routinely sell equipment that is financed under manufacturer flooring plans prior to the original maturity date of the financing agreement. The related manufacturer flooring plan payable is then paid at the time the equipment being financed is sold. The manufacturer flooring plans payable are secured by the equipment being financed.

H&E EQUIPMENT SERVICES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Maturities (based on original financing terms) of the manufacturer flooring plans payable as of December 31, 2011 for each of the next five years ending December 31 are as follows (amounts in thousands):

2012	$24,931
2013	32,990
2014	397
2015	—
2016	—
Thereafter	—

Total	$58,318

(7)    Accrued Expenses Payable and Other Liabilities

Accrued expenses payable and other liabilities consisted of the following at December 31, (amounts in thousands):

	2011	2010
Payroll and related liabilities	$13,384	$11,023
Sales, use and property taxes	5,452	5,990
Accrued interest	10,078	10,148
Accrued insurance	2,782	2,996
Deferred revenue	3,640	3,728
Other	3,154	2,114

Total accrued expenses payable and other liabilities	$38,490	$35,999

(8)    Senior Unsecured Notes

We currently have outstanding $250.0 million aggregate principal amount of 8 3/8% senior unsecured notes due 2016. The senior unsecured notes are guaranteed, jointly and severally, on an unsecured senior basis by all of our existing and future domestic restricted subsidiaries.

The senior unsecured notes were issued at par and require semiannual interest payments on January 15th and July 15th of each year. No principal payments are due until maturity (January 15, 2016). We may redeem the senior unsecured notes at specified redemption prices plus accrued and unpaid interest and additional interest. In addition, if we experience a change of control, we will be required to make an offer to repurchase the senior unsecured notes at a price equal to 101% of the principal amount thereof, plus accrued and unpaid interest and additional interest.

The senior unsecured notes rank equal in right of payment to all of our and our guarantors’ existing and future unsecured senior indebtedness and senior in right of payment to any of our or our guarantors’ future subordinated indebtedness and are effectively junior in priority to our and our guarantors’ obligations under all of our existing and future secured indebtedness, including borrowings under our senior secured credit facility and any other secured obligations, in each case, to the extent of the value of the assets securing such obligations. The senior unsecured notes are also effectively junior to all liabilities (including trade payables) of our non-guarantor subsidiaries.

The indenture governing our senior secured notes contains certain covenants that, among other things, limit our ability and the ability of our restricted subsidiaries to: (i) incur additional indebtedness, assume a guarantee or issue preferred stock; (ii) pay dividends or make other equity distributions or payments to or affecting our subsidiaries; (iii) purchase or redeem our capital stock; (iv) make certain investments; (v) create liens; (vi) sell or dispose of assets or engage in mergers or consolidation; (vii) engage in certain transactions with subsidiaries or affiliates; (viii) enter into sale leaseback transactions with subsidiaries or affiliates; (viii) enter into sale leaseback transactions; and (ix) engage in certain business activities. Each of the covenants is subject to exceptions and qualifications. As of December 31, 2011, we were in compliance with these covenants.

H&E EQUIPMENT SERVICES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(9)    Senior Secured Credit Facility

We and our subsidiaries are parties to a $320.0 million senior secured credit facility with General Electric Capital Corporation as agent, and the lenders named therein. On February 29, 2012, we amended the credit facility (the “Amendment”). The Amendment (i) permits the refinancing of the Company’s 8 3/8% senior unsecured notes due 2016 in an amount not less than $200.0 million and not greater than the outstanding principal amount of such notes at the time of such refinancing and with no amortization or final maturity prior to the date six months following the maturity of the Credit Agreement, (ii) extends the maturity date of the credit facility from July 29, 2015 to the earlier to occur of, inter alia, February 29, 2017, and, unless previously refinanced, the date that is six months prior to the maturity of the senior unsecured notes (giving effect to any extensions thereof), (iii) provides that the unused commitment fee margin will be either 0.50% or 0.375%, depending on the ratio of the average of the daily closing balances of the aggregate revolving loans, swing line loans and letters of credit outstanding during each month to the aggregate commitments for the revolving loans, swing line loans and letters of credit, (iv) lowers the interest rate (a) in the case of index rate revolving loans, to the index rate plus an applicable margin of 1.00% to 1.50% depending on the leverage ratio and (b) in the case of LIBOR revolving loans, to LIBOR plus an applicable margin of 2.00% to 2.50%, depending on the leverage ratio, (v) lowers the margin applicable to the letter of credit fee to between 2.00% and 2.50%, depending on the leverage ratio, and (vi) adds provisions whereby the Company represents that it, its subsidiaries and other related parties are in compliance with federal anti-terrorism laws and regulations.

The credit facility continues to provide, among other things, a $320.0 million senior secured asset based revolver, which includes a $30.0 million letter of credit facility and a $130.0 million incremental facility. In addition, the borrowers under the credit facility remain the same, the credit facility remains secured by substantially all of the assets of the Company and its subsidiaries, and the Company and each of its subsidiaries continue to provide a guaranty of the obligations under the credit facility. The credit facility requires us to maintain a minimum fixed charge coverage ratio in the event that our excess borrowing availability is below $40.0 million (as adjusted if the incremental facility is exercised). The credit facility also requires us to maintain a maximum total leverage ratio of 5.0 to 1.0, which is tested if excess availability is less than $40 million (as adjusted if the incremental facility is exercised). As of December 31, 2011, we were in compliance with our financial covenants under the senior secured credit facility.

We had $16.1 million outstanding under our senior secured credit facility as of December 31, 2011. Borrowing availability under the terms of the senior secured credit facility as of December 31, 2011, net of $7.0 million of standby letters of credit outstanding, totaled $296.9 million.

(10)    Capital Lease Obligations

As of December 31, 2011, we had two capital lease obligations, expiring in 2022 and 2029, respectively. Future minimum capital lease payments, in the aggregate, existing at December 31, 2011 for each of the next five years ending December 31 and thereafter are as follows (amounts in thousands):

2012	$333
2013	333
2014	333
2015	333
2016	333
Thereafter	2,296

Total minimum lease payments	3,961
Less: amount representing interest	(1,356)

Present value of minimum lease payments	$2,605

H&E EQUIPMENT SERVICES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(11)    Income Taxes

Our income tax provision (benefit) for the years ended December 31, 2011, 2010 and 2009, consists of the following (amounts in thousands):

	Current	Deferred	Total
Year ended December 31, 2011:
U.S. Federal	$—	$2,621	$2,621
State	262	332	594

	$262	$2,953	$3,215

Year ended December 31, 2010:
U.S. Federal	$—	$(13,345)	$(13,345)
State	329	(1,904)	(1,575)

	$329	$(15,249)	$(14,920)

Year ended December 31, 2009:
U.S. Federal	$(199)	$(5,455)	$(5,654)
State	(16)	(508)	(524)

	$(215)	$(5,963)	$(6,178)

Significant components of our deferred income tax assets and liabilities as of December 31 are as follows (amounts in thousands):

	2011	2010
Deferred tax assets:
Accounts receivable	$2,140	$2,305
Inventories	336	431
Net operating losses	32,308	38,840
AMT and general business tax credits	1,356	1,356
Sec 263A costs	731	811
Accrued liabilities	3,236	2,779
Deferred compensation	645	394
Accrued interest	567	543
Stock-based compensation	398	385
Goodwill and intangible assets	5,756	7,143
Other assets	123	340

	47,596	55,327
Deferred tax liabilities:
Property and equipment	(104,623)	(109,663)
Investments	(1,589)	(1,583)

	(106,212))	(111,246)

Net deferred tax liabilities	(58,616)	$(55,919)

H&E EQUIPMENT SERVICES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

The reconciliation between income taxes computed using the statutory federal income tax rate of 35% to the actual income tax expense (benefit) is below for the years ended December 31 (amounts in thousands):

	2011	2010	2009
Computed tax at statutory rates	$4,249	$(14,133)	$(6,342)
Permanent items—other	415	317	589
Permanent items—excess of tax deductible goodwill	(2,130)	—	—
State income tax (benefit), net of federal tax effect	342	(1,023)	(340)
Increase in uncertain tax positions	339	—	—
Other	—	(81)	(85)

	$3,215	$(14,920)	$(6,178)

At December 31, 2011, we had available federal net operating loss carry forwards of approximately $130.6 million, which expire in varying amounts from 2022 through 2030. We also had federal alternative minimum tax credit carry forwards at December 31, 2011 of approximately $0.8 million which do not expire and $0.5 general business credit carryforwards that expire in varying amounts from 2025 and 2026.

Management has concluded that it is more likely than not that the deferred tax assets are fully realizable through future reversals of existing taxable temporary differences and future taxable income. Therefore, a valuation allowance is not required to reduce the deferred tax assets as of December 31, 2011.

A reconciliation of the beginning and ending balances of the total amounts of gross unrecognized tax benefits is as follow (in thousands):

	2011	2010
Gross unrecognized tax benefits at January 1	$6,498	$6,478
Increases in tax positions taken in prior years	434	20
Decreases in tax positions taken in prior years	—	—
Increases in tax positions taken in current year	—	—
Decreases for tax positions taken in current year	—	—
Settlements with taxing authorities	(269)	—
Lapse in statute of limitations	—	—

Gross unrecognized tax benefits at December 31	$6,663	$6,498

The gross amount of unrecognized tax benefits as of December 31, 2011 includes $0.3 million of net unrecognized tax benefits that, if recognized, would affect the effective income tax rate. Consistent with our historical financial reporting, to the extent we incur interest income, interest expense, or penalties related to unrecognized income tax benefits, they are recorded in “Other net income or expense.” At this time, we do not expect to recognize significant increases or decreases in unrecognized tax benefits during the next twelve months.

Our U.S. federal tax returns for 2005 and subsequent years remain subject to examination by tax authorities. We are also subject to examination in various state jurisdictions for 2007 and subsequent years. Our Federal Tax Returns for the tax years 2005 through 2009 are currently under examination by the IRS. We currently do not expect any material adjustment resulting from the IRS examination.

(12)    Commitments and Contingencies

Operating Leases

As of December 31, 2011, we lease certain real estate related to our branch facilities and corporate headquarters, as well as certain office equipment under non-cancelable operating lease agreements expiring at various dates through 2031. Our real estate leases provide for varying terms, including customary renewal

H&E EQUIPMENT SERVICES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

options and base rental escalation clauses, for which the related rent expense is accounted for on a straight-line basis during the terms of the respective leases. Additionally, certain real estate leases may require us to pay maintenance, insurance, taxes and other expenses in addition to the stated rental payments. Rent expense on property leases and equipment leases under non-cancelable operating lease agreements for the years ended December 31, 2011, 2010 and 2009 amounted to approximately $12.6 million, $11.8 million and $11.5 million, respectively.

Future minimum operating lease payments existing at December 31, 2011 for each of the next five years ending December 31 and thereafter are as follows (amounts in thousands):

2012	$11,851
2013	10,078
2014	8,510
2015	7,208
2016	6,435
Thereafter	41,313

$85,395

Legal Matters

We are also involved in various claims and legal actions arising in the ordinary course of business. In the opinion of management, after consultation with legal counsel, the ultimate disposition of these various matters will not have a material adverse effect on the Company’s consolidated financial position, results of operations or liquidity.

Letters of Credit

The Company had outstanding letters of credit issued under its senior secured credit facility totaling $7.0 million and $8.0 million as of December 31, 2011 and 2010, respectively. The 2011 letter of credit expired in January 2012 and was renewed for $6.5 million, and now expires in January 2013.

(13)    Employee Benefit Plan

We offer substantially all of our employees’ participation in a qualified 401(k)/profit-sharing plan in which we match employee contributions up to predetermined limits for qualified employees as defined by the plan. For the years ended December 31, 2011, 2010 and 2009, we contributed to the plan, net of employee forfeitures, $1.2 million, $1.1 million and $0.6 million, respectively.

(14)    Deferred Compensation Plans

In 2001, we assumed in a business combination nonqualified employee deferred compensation plans under which certain employees had previously elected to defer a portion of their annual compensation. Upon assumption of the plans, the plans were amended to not allow further participant compensation deferrals. Compensation previously deferred under the plans is payable upon the termination, disability or death of the participants. At December 31, 2011, we had obligations remaining under one deferred compensation plan. All other plans have terminated pursuant to the provisions of each respective plan. The remaining plan accumulates interest each year at a bank’s prime rate in effect at the beginning of January of each year. This rate remains constant throughout the year. The effective rate for the 2011 calendar plan year was 3.25%. The aggregate deferred compensation payable at December 31, 2011 and December 31, 2010 was $2.0 million. Included in these amounts at December 31, 2011 and 2010 was accrued interest of $1.5 million and $1.4 million, respectively.

H&E EQUIPMENT SERVICES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(15)    Related Party Transactions

John M. Engquist, our Chief Executive Officer and President, and his sister, Kristan Engquist Dunne, each have a 29.2% beneficial ownership interest in a joint venture, from which we leased our Baton Rouge, Louisiana and Kenner, Louisiana branch facilities during the years ended December 31, 2011, 2010 and 2009. Four trusts in the names of the children of John M. Engquist and Kristan Engquist Dunne hold in equal amounts interests totaling 16.6% of such joint venture. The remaining 25% interest is beneficially owned by Mr. Engquist’s mother. We paid such entity a total of $0.2 million, $0.3 million and $0.3 million in lease payments for the years ended December 31, 2011, 2010 and 2009, respectively. On January 11, 2011, we purchased the Kenner, Louisiana branch facility from the joint venture for approximately $1.6 million.

Mr. Engquist has a 50.0% ownership interest in T&J Partnership from which we lease our Shreveport, Louisiana facility. Mr. Engquist’s mother beneficially owns 50% of the entity. In 2011, 2010 and 2009, we paid T&J Partnership a total of approximately $0.2 million each year in lease payments.

We are party to aircraft charter arrangements with Gulf Wide Aviation, in which Mr. Engquist has a 62.5% ownership interest. Mr. Engquist’s mother and sister hold interests of 25% and 12.5%, respectively, in this entity. We pay an hourly rate plus fuel and expenses to Gulf Wide Aviation as well as a management service fee to an unrelated third party for the use of the aircraft by various members of our management. In each of the years ended December 31, 2011, 2010 and 2009, our payments in respect of charter (and related) costs to Gulf Wide Aviation totaled approximately $0.4 million, $0.4 million and $0.5 million, respectively.

Mr. Engquist has a 31.25% ownership interest in Perkins-McKenzie Insurance Agency, Inc. (“Perkins-McKenzie”), an insurance brokerage firm. Mr. Engquist’s mother and sister each have a 12.5% and 6.25% interest, respectively, in Perkins-McKenzie. Perkins-McKenzie brokers a substantial portion of our commercial liability insurance. As the broker, Perkins-McKenzie receives from our insurance provider as a commission a portion of the premiums we pay to the insurance provider. Commissions paid to Perkins-McKenzie on our behalf as insurance broker totaled approximately $0.5 million, $0.7 million and $0.7 million for the years ended December 31, 2011, 2010 and 2009, respectively.

We purchase products and services from, and sell products and services to, B-C Equipment Sales, Inc., in which Mr. Engquist has a 50% ownership interest. In each of the years ended December 31, 2011, 2010 and 2009, our purchases totaled approximately $0.2 million, $0.2 million and $0.2 million, respectively, and our sales to B-C Equipment Sales, Inc. totaled approximately $20,000, $14,000 and $0.6 million, respectively.

On April 30, 2007, the Company entered into a Consulting Agreement with Gary W. Bagley, Chairman of the Board of the Company (the “Agreement”). This Agreement supersedes the Consulting and Noncompetition Agreement, dated July 31, 2004, between the Company and Mr. Bagley.

This Agreement provides for, among other things:

•	a term of five years;

•	a consulting fee of $167,000 per year together with a cost-of-living increase of 4% compounded annually, plus reimbursement of all reasonable and actual out-of-pocket expenses;

•	welfare benefits, including medical, dental, life and disability insurance; and

•	the protection of confidential information obtained during employment.

We expensed approximately $0.2 million for each of the years ended December 31, 2011, 2010 and 2009 related to this agreement.

H&E EQUIPMENT SERVICES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(16)    Summarized Quarterly Financial Data (Unaudited)

The following is a summary of our unaudited quarterly financial results of operations for the years ended December 31, 2011 and 2010 (amounts in thousands, except per share amounts):

	First Quarter	Second Quarter	Third Quarter	Fourth Quarter
2011:
Total revenues	$134,908	$184,335	$184,289	$217,019
Operating income (loss)	(2,880)	10,301	15,071	17,650
Income (loss) before provision (benefit) for income taxes	(9,764)	3,308	7,967	10,630
Net income (loss)	(6,473)	2,689	4,848	7,862
Basic net income (loss) per common share(1)	(0.19)	0.08	0.14	0.23
Diluted net income (loss) per common share(1)	(0.19)	0.08	0.14	0.23

	First Quarter	Second Quarter	Third Quarter	Fourth Quarter
2010:
Total revenues	$114,686	$131,006	$153,844	$174,618
Operating income (loss)	(11,925)	(4,251)	1,451	2,830
Loss before benefit for income taxes	(19,166)	(11,348)	(5,826)	(4,040)
Net loss (2)	(12,078)	(7,093)	(3,780)	(2,509)
Basic net loss per common share	(0.35)	(0.20)	(0.11)	(0.07)
Diluted net loss per common share	(0.35)	(0.20)	(0.11)	(0.07)

(1)	Because of the method used in calculating per share data, the summation of quarterly per share data may not necessarily total to the per share data computed for the entire year.

(17)    Segment Information

We have identified five reportable segments: equipment rentals, new equipment sales, used equipment sales, parts sales and service revenues. These segments are based upon how management of the Company allocates resources and assesses performance. Non-segmented revenues and non-segmented costs relate to equipment support activities including transportation, hauling, parts freight and damage-waiver charges and are not allocated to the other reportable segments. There were no sales between segments for any of the periods presented. Selling, general, and administrative expenses as well as all other income and expense items below gross profit are not generally allocated to our reportable segments.

H&E EQUIPMENT SERVICES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

We do not compile discrete financial information by our segments other than the information presented below. The following table presents information about our reportable segments (amounts in thousands):

	Years Ended December 31,
	2011	2010	2009
Segment Revenues:
Equipment rentals	$228,038	$177,970	$191,512
New equipment sales	220,211	167,303	208,916
Used equipment sales	85,347	62,286	86,982
Parts sales	94,511	86,686	100,500
Services revenues	53,954	49,629	58,730

Total segmented revenues	682,061	543,874	646,640
Non-Segmented revenues	38,490	30,280	33,092

Total revenues	$720,551	$574,154	$679,732

Segment Gross Profit (Loss):
Equipment rentals	$94,658	$59,193	$61,524
New equipment sales	24,059	16,638	25,031
Used equipment sales	20,305	14,017	16,677
Parts sales	25,289	22,784	27,714
Services revenues	32,930	30,878	36,905

Total gross profit from revenues	197,241	143,510	167,851
Non-Segmented gross profit (loss)	(4,538)	(7,571)	(2,353)

Total gross profit	$192,703	$135,939	$165,498

	December 31,
	2011	2010
Segment identified assets:
Equipment sales	$52,572	$57,540
Equipment rentals	450,877	426,637
Parts and service	12,579	14,617

Total segment identified assets	516,028	498,794
Non-Segmented identified assets	237,277	235,627

Total assets	$753,305	$734,421

The Company operates primarily in the United States and our sales to international customers for the years ended December 31, 2011, 2010 and 2009 were 1.9%, 2.1% and 3.1%, respectively, of total revenues for the periods presented. No one customer accounted for more than 10% of our revenues on an overall or segmented basis for any of the periods presented.

(18)    Consolidating Financial Information of Guarantor Subsidiaries (Restated)

All of the indebtedness of H&E Equipment Services, Inc. is guaranteed by GNE Investments, Inc. and its wholly-owned subsidiary Great Northern Equipment, Inc., H&E Equipment Services (California), LLC, H&E California Holdings, Inc. and H&E Equipment Services (Mid-Atlantic), Inc. The guarantor subsidiaries are all wholly-owned and the guarantees, made on a joint and several basis, are full and unconditional (subject to subordination provisions and subject to a standard limitation which provides that the maximum amount guaranteed by each guarantor will not exceed the maximum amount that can be guaranteed without making the guarantee void under fraudulent conveyance laws). There are no restrictions on H&E Equipment Services, Inc.’s ability to obtain funds from the guarantor subsidiaries by dividend or loan.

The consolidating financial statements of H&E Equipment Services, Inc. and its subsidiaries are included below. The financial statements for H&E Finance Corp., the subsidiary co-issuer, are not included within the consolidating financial statements because H&E Finance Corp. has no assets or operations.

The condensed consolidating balance sheet and condensed consolidating statement of cash flows presented below have been restated to reclassify “Intercompany balances” to “Investment in guarantor subsidiaries.” Upon further review of the balances and related activity of intercompany transactions between H&E Equipment Services, Inc. and its subsidiaries, the Company determined that such transactions were more akin to capital contributions and has reclassified such amounts within the condensed consolidating balance sheet as an investment. As capital contributions, the condensed consolidating statement of cash flows below now reflects such activity as an investing activity on the parent’s books and a financing activity on the subsidiaries’ books rather than the previous presentation as an operating activity on the books of the both the parent and the guarantor subsidiaries.

H&E EQUIPMENT SERVICES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

CONDENSED CONSOLIDATING BALANCE SHEET

	As of December 31, 2011
	H&E Equipment Services	Guarantor Subsidiaries	Elimination	Consolidated
	(Amounts in thousands)
Assets:
Cash	$24,215	$—	$—	$24,215
Receivables, net	93,840	11,499	—	105,339
Inventories, net	55,052	10,099	—	65,151
Prepaid expenses and other assets	5,098	125	—	5,223
Rental equipment, net	366,568	84,309	—	450,877
Property and equipment, net	52,021	10,754	—	62,775
Deferred financing costs, net	5,640	—	—	5,640
Intangible assets, net	—	66	—	66
Investment in guarantor subsidiaries	139,089	—	(139,089)	—
Goodwill	4,493	29,526	—	34,019

Total assets	$746,016	$146,378	$(139,089)	$753,305

Liabilities and Stockholders’ Equity:
Amount due on senior secured credit facility	$16,055	$—	$—	$16,055
Accounts payable	59,095	3,911	—	63,006
Manufacturer flooring plans payable	58,249	69	—	58,318
Accrued expenses payable and other liabilities	37,786	704	—	38,490
Senior unsecured notes	250,000	—	—	250,000
Capital leases payable	—	2,605	—	2,605
Deferred income taxes	58,616	—	—	58,616
Deferred compensation payable	2,008	—	—	2,008

Total liabilities	481,809	7,289	—	489,098
Stockholders’ equity (deficit)	264,207	139,089	(139,089)	264,207

Total liabilities and stockholders’ equity	$746,016	$146,378	$(139,089)	$753,305

H&E EQUIPMENT SERVICES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

CONDENSED CONSOLIDATING BALANCE SHEET

	As of December 31, 2010
	H&E Equipment Services	Guarantor Subsidiaries	Elimination	Consolidated
	(Amounts in thousands)
Assets:
Cash	$29,149	$—	$—	$29,149
Receivables, net	87,629	11,510	—	99,139
Inventories, net	57,698	14,458	—	72,156
Prepaid expenses and other assets	8,479	200	—	8,679
Rental equipment, net	339,644	86,993	—	426,637
Property and equipment, net	47,301	9,885	—	57,186
Deferred financing costs, net	7,027	—	—	7,027
Intangible assets, net	—	429	—	429
Investment in guarantor subsidiaries	146,013	—	(146,013)	—
Goodwill	4,493	29,526	—	34,019

Total assets	$727,433	$153,001	$(146,013)	$734,421

Liabilities and Stockholders’ Equity:
Accounts payable	$55,482	$2,955	—	$58,437
Manufacturer flooring plans payable	74,882	176	—	75,058
Accrued expenses payable and other liabilities	34,896	1,103	—	35,999
Senior unsecured notes	250,000	—	—	250,000
Capital leases payable	—	2,754	—	2,754
Deferred income taxes	55,919	—	—	55,919
Deferred compensation payable	2,004	—	—	2,004

Total liabilities	473,183	6,988	—	480,171
Stockholders’ equity (deficit)	254,250	146,013	(146,013)	254,250

Total liabilities and stockholders’ equity	$727,433	$153,001	$(146,013)	$734,421

H&E EQUIPMENT SERVICES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS

	Year Ended December 31, 2011
	H&E Equipment Services	Guarantor Subsidiaries	Elimination	Consolidated
	(Amounts in thousands)
Revenues:
Equipment rentals	$182,822	$45,216	$—	$228,038
New equipment sales	200,298	19,913	—	220,211
Used equipment sales	70,485	14,862	—	85,347
Parts sales	80,153	14,358	—	94,511
Services revenues	47,325	6,629	—	53,954
Other	31,573	6,917	—	38,490

Total revenues	612,656	107,895	—	720,551

Cost of revenues:
Rental depreciation	68,327	18,454	—	86,781
Rental expense	37,264	9,335	—	46,599
New equipment sales	178,413	17,739	—	196,152
Used equipment sales	52,978	12,064	—	65,042
Parts sales	58,827	10,395	—	69,222
Services revenues	18,658	2,366	—	21,024
Other	34,066	8,962	—	43,028

Total cost of revenues	448,533	79,315	—	527,848

Gross profit (loss):
Equipment rentals	77,231	17,427	—	94,658
New equipment sales	21,885	2,174	—	24,059
Used equipment sales	17,507	2,798	—	20,305
Parts sales	21,326	3,963	—	25,289
Services revenues	28,667	4,263	—	32,930
Other	(2,493)	(2,045)	—	(4,538)

Gross profit	164,123	28,580	—	192,703

Selling, general and administrative expenses	126,880	26,474	—	153,354
Equity in loss of guarantor subsidiaries	(6,633)	—	6,633	—
Gain from sales of property and equipment, net	384	409	—	793

Income from operations	30,994	2,515	6,633	40,142
Other income (expense):
Interest expense	(19,536)	(9,191)	—	(28,727)
Other, net	683	43	—	726

Total other expense, net	(18,853)	(9,148)	—	(28,001)

Income (loss) before income taxes	12,141	(6,633)	6,633	12,141
Income tax expense	3,215	—	—	3,215

Net income (loss)	$8,926	$(6,633)	$6,633	$(8,926)

H&E EQUIPMENT SERVICES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS

	Year Ended December 31, 2010
	H&E Equipment Services	Guarantor Subsidiaries	Elimination	Consolidated
	(Amounts in thousands)
Revenues:
Equipment rentals	$141,180	$36,790	$—	$177,970
New equipment sales	151,906	15,397	—	167,303
Used equipment sales	53,789	8,497	—	62,286
Parts sales	73,369	13,317	—	86,686
Services revenues	43,602	6,027	—	49,629
Other	24,786	5,494	—	30,280

Total revenues	488,632	85,522	—	574,154

Cost of revenues:
Rental depreciation	61,507	17,076	—	78,583
Rental expense	32,485	7,709	—	40,194
New equipment sales	136,899	13,766	—	150,665
Used equipment sales	41,789	6,480	—	48,269
Parts sales	54,066	9,836	—	63,902
Services revenues	16,699	2,052	—	18,751
Other	29,878	7,973	—	37,851

Total cost of revenues	373,323	64,892	—	438,215

Gross profit (loss):
Equipment rentals	47,188	12,005	—	59,193
New equipment sales	15,007	1,631	—	16,638
Used equipment sales	12,000	2,017	—	14,017
Parts sales	19,303	3,481	—	22,784
Services revenues	26,903	3,975	—	30,878
Other	(5,092)	(2,479)	—	(7,571)

Gross profit	115,309	20,630	—	135,939

Selling, general and administrative expenses	123,279	24,998	—	148,277
Equity in loss of guarantor subsidiaries	(13,972)	—	13,972	—
Gain from sales of property and equipment, net	389	54	—	443

Loss from operations	(21,553)	(4,314)	13,972	(11,895)
Other income (expense):
Interest expense	(19,403)	(9,673)	—	(29,076)
Other, net	576	15	—	591

Total other expense, net	(18,827)	(9,658)	—	(28,485)

Loss before income taxes	(40,380)	(13,972)	13,972	(40,380)
Income tax benefit	(14,920)	—	—	(14,920)

Net loss	$(25,460)	$(13,972)	$13,972	$(25,460)

CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS

	Year Ended December 31, 2009
	H&E Equipment Services	Guarantor Subsidiaries	Elimination	Consolidated
	(Amounts in thousands)
Revenues:
Equipment rentals	$155,583	$35,929	$—	$191,512
New equipment sales	173,494	35,422	—	208,916
Used equipment sales	75,862	11,120	—	86,982
Parts sales	85,043	15,457	—	100,500
Services revenues	51,657	7,073	—	58,730
Other	27,076	6,016	—	33,092

Total revenues	568,715	111,017	—	679,732

Cost of revenues:
Rental depreciation	69,791	18,111	—	87,902
Rental expense	33,997	8,089	—	42,086
New equipment sales	152,640	31,245	—	183,885
Used equipment sales	61,264	9,041	—	70,305
Parts sales	61,597	11,189	—	72,786
Services revenues	19,403	2,422	—	21,825
Other	27,855	7,590	—	35,445

Total cost of revenues	426,547	87,687	—	514,234

Gross profit (loss):
Equipment rentals	51,795	9,729	—	61,524
New equipment sales	20,854	4,177	—	25,031
Used equipment sales	14,598	2,079	—	16,677
Parts sales	23,446	4,268	—	27,714
Services revenues	32,254	4,651	—	36,905
Other	(779)	(1,574)	—	(2,353)

Gross profit	142,168	23,330	—	165,498

Selling, general and administrative expenses	119,920	24,540	—	144,460
Impairment of goodwill	8,972	—	—	8,972
Equity in loss of guarantor subsidiaries	(12,985)	—	12,985	—
Gain from sales of property and equipment, net	455	78	—	533

Income (loss) from operations	746	(1,132)	12,985	12,599

Other income (expense):
Interest expense	(19,415)	(11,924)	—	(31,339)
Other, net	548	71	—	619

Total other expense, net	(18,867)	(11,853)	—	(30,720)

Loss before income taxes	(18,121)	(12,985)	12,985	(18,121)
Income tax benefit	(6,178)	—	—	(6,178)

Net loss	$(11,943)	$(12,985)	$12,985	$(11,943)

CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS

	Year Ended December 31, 2011
	H&E Equipment Services	Guarantor Subsidiaries	Elimination	Consolidated
	(Amounts in thousands)
Cash flows from operating activities:
Net income (loss)	$8,926	$(6,633)	$6,633	$8,926
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization on property and equipment	10,498	1,757	—	12,255
Depreciation on rental equipment	68,327	18,454	—	86,781
Amortization of deferred financing costs	1,388	—	—	1,388
Amortization of intangible assets	—	362	—	362
Provision for losses on accounts receivable	2,172	1,010	—	3,182
Provision for inventory obsolescence	210	—	—	210
Provision for deferred income taxes	2,697	—	—	2,697
Stock-based compensation expense	1,327	—	—	1,327
Gain from sales of property and equipment, net	(384)	(409)	—	(793)
Gain from sales of rental equipment, net	(16,002)	(2,786)	—	(18,788)
Equity in loss of guarantor subsidiaries	6,633	—	(6,633)	—
Changes in operating assets and liabilities:
Receivables, net	(8,383)	(999)	—	(9,382)
Inventories, net	(20,500)	(1,061)	—	(21,561)
Prepaid expenses and other assets	3,381	76	—	3,457
Accounts payable	3,613	956	—	4,569
Manufacturer flooring plans payable	(16,633)	(107)	—	(16,740)
Accrued expenses payable and other liabilities	2,890	(399)	—	2,491
Deferred compensation payable	4	—	—	4

Net cash provided by operating activities	50,164	10,221	—	60,385

Cash flows from investing activities:
Purchases of property and equipment	(15,757)	(2,676)	—	(18,433)
Purchases of rental equipment	(106,490)	(20,745)	—	(127,235)
Proceeds from sales of property and equipment	923	459	—	1,382
Proceeds from sales of rental equipment	50,177	13,181	—	63,358
Investment in subsidiaries	291	—	(291)	—

Net cash used in investing activities	(70,856)	(9,781)	(291)	(80,928)

Cash flows from financing activities:
Excess tax benefit (deficiency) from stock-based awards	257	—	—	257
Purchases of treasury stock	(554)	—	—	(554)
Borrowing on senior secured credit facility	557,884	—	—	557,884
Payments on senior secured credit facility	(541,829)	—	—	(541,829)
Payments on capital lease obligations	—	(149)	—	(149)
Capital contributions	—	(291)	291	—

Net cash provided by (used in) financing activities	15,758	(440)	291	15,609

Net decrease in cash	(4,934)	—	—	(4,934)
Cash, beginning of year	29,149	—	—	29,149

Cash, end of year	$24,215	$—	$—	$24,215

CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS

	Year Ended December 31, 2010
	H&E Equipment Services	Guarantor Subsidiaries	Elimination	Consolidated
	(Amounts in thousands)
Cash flows from operating activities:
Net loss	$(25,460)	$(13,972)	$13,972	$(25,460)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization on property and equipment	11,239	1,885	—	13,124
Depreciation on rental equipment	61,507	17,076	—	78,583
Amortization of deferred financing costs	1,406	—	—	1,406
Amortization of intangible assets	—	559	—	559
Provision for losses on accounts receivable	2,609	555	—	3,164
Provision for inventory obsolescence	315	—	—	315
Provision for deferred income taxes	(13,227)	—	—	(13,227)
Stock-based compensation expense	1,039	—	—	1,039
Gain from sales of property and equipment, net	(389)	(54)	—	(443)
Gain from sales of rental equipment, net	(11,010)	(1,921)	—	(12,931)
Equity in loss of guarantor subsidiaries	13,972	—	(13,972)	—
Changes in operating assets and liabilities:
Receivables, net	(31,833)	1,531	—	(30,302)
Inventories, net	(8,891)	2,129	—	(6,762)
Prepaid expenses and other assets	(1,603)	(77)	—	(1,680)
Accounts payable	26,616	2,955	—	29,571
Manufacturer flooring plans payable	(17,986)	176	—	(17,810)
Accrued expenses payable and other liabilities	(792)	(479)	—	(1,271)
Deferred compensation payable	63	—	—	63

Net cash provided by operating activities	7,575	10,363	—	17,938

Cash flows from investing activities:
Purchases of property and equipment	(4,067)	(585)	—	(4,652)
Purchases of rental equipment	(60,504)	(12,745)	—	(73,249)
Proceeds from sales of property and equipment	588	(1)	—	587
Proceeds from sales of rental equipment	39,856	7,789	—	47,645
Investment in subsidiaries	4,691	—	(4,691)	—

Net cash used in investing activities	(19,436)	(5,542)	(4,691)	(29,669)

Cash flows from financing activities:
Purchase of treasury stock	(212)	—	—	(212)
Payments of deferred financing costs	(2,888)	—	—	(2,888)
Payments on capital lease obligations	—	(140)	—	(140)
Principal payments on note payable	(1,216)	—	—	(1,216)
Capital contributions	—	(4,691)	4,691	—

Net cash used in financing activities	(4,316)	(4,831)	4,691	(4,456)

Net decrease in cash	(16,177)	(10)	—	(16,187)
Cash, beginning of year	45,326	10	—	45,336

Cash, end of year	$29,149	$—	$—	$29,149

CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS

	Year Ended December 31, 2009
	H&E Equipment Services	Guarantor Subsidiaries	Elimination	Consolidated
	(Amounts in thousands)
Cash flows from operating activities:
Net loss	$(11,943)	$(12,985)	$12,985	$(11,943)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization on property and equipment	8,611	2,189	—	10,800
Depreciation on rental equipment	69,791	18,111	—	87,902
Amortization of deferred financing costs	1,419	—	—	1,419
Amortization of intangible assets	—	591	—	591
Provision for losses on accounts receivable	3,246	—	—	3,246
Provision for inventory obsolescence	48	—	—	48
Provision for deferred income taxes	(5,963)	—	—	(5,963)
Stock-based compensation expense	726	—	—	726
Impairment of goodwill	1,150	7,822	—	8,972
Gain from sales of property and equipment, net	(455)	(78)	—	(533)
Gain from sales of rental equipment, net	(13,735)	(1,941)	—	(15,676)
Equity in loss of guarantor subsidiaries	12,985	—	(12,985)	—
Changes in operating assets and liabilities, net of impact of acquisition:
Receivables, net	63,106	11,940	—	75,046
Inventories, net	24,047	(865)	—	23,182
Prepaid expenses and other assets	4,590	132	—	4,722
Accounts payable	(64,801)	—	—	(64,801)
Manufacturer flooring plans payable	(34,822)	—	—	(34,822)
Accrued expenses payable and other liabilities	(10,271)	341	—	(9,930)
Deferred compensation payable	(85)	—	—	(85)

Net cash provided by operating activities	47,644	25,257	—	72,901

Cash flows from investing activities:
Purchases of property and equipment	(18,816)	(579)	—	(19,395)
Purchases of rental equipment	(4,080)	(11,041)	—	(15,121)
Proceeds from sales of property and equipment	1,505	(57)	—	1,448
Proceeds from sales of rental equipment	62,174	8,794	—	70,968
Investment in subsidiaries	22,248	—	(22,248)	—

Net cash provided by (used in) investing activities	63,031	(2,883)	(22,248)	37,900

Cash flows from financing activities:
Purchase of treasury stock	(110)	—	—	(110)
Borrowings on senior secured credit facility	536,311	—	—	536,311
Payments on senior secured credit facility	(612,633)	—	—	(612,633)
Payments of related party obligation	(150)	—	—	(150)
Payments on capital lease obligations	—	(131)	—	(131)
Principal payments on note payable	(18)	—	—	(18)
Capital contributions	—	(22,248)	22,248	—

Net cash used in financing activities	(76,600)	(22,379)	(22,248)	(76,731)

Net increase (decrease) in cash	34,075	(5)	—	34,070
Cash, beginning of year	11,251	15	—	11,266

Cash, end of year	$45,326	$10	$—	$45,336